Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 25% Revenue Growth for the Third Quarter 2013

Irvine, Calif. (October 30, 2013) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2013.

John McDermott, Endologix President and Chief Executive Officer, said, “We had a strong third quarter with top line growth led by the ongoing adoption of the AFX® Endovascular AAA System and our PEVAR training programs in the U.S. In Europe, we have experienced good continued growth with the AFX Endovascular AAA System and also added more centers to the controlled market release of the Nellix® EndoVascular Aneurysm Sealing System. This week, we achieved an additional milestone by enrolling the first patient in the EVAS FORWARD - Global Registry. The registry is planned to include at least 300 patients enrolled at up to 30 international centers and provide real world clinical results to further demonstrate the effectiveness and broad applicability of the Nellix technology. We also made progress in evaluating our plans for the Ventana program and remain on track to provide an update by year end.”

Financial Results

Global revenue in the third quarter of 2013 was $33.3 million, a 25% increase from $26.7 million in the third quarter of 2012. For the nine months ended September 30, 2013, global revenue increased 26% to $97.0 million, compared to $76.7 million for the nine months ended September 30, 2012.

U.S. revenue in the third quarter of 2013 was $26.5 million, a 24% increase compared with $21.3 million in the third quarter of 2012. The increase was driven by continued adoption of the AFX system and by productivity gains from expansions of the U.S. sales force, including the addition of clinical specialists who provide field support to sales representatives. International revenue was $6.8 million, a 26% increase compared to $5.4 million in the third quarter of 2012. The international sales increase was primarily attributable to strong procedural growth and to the transition to a direct sales organization in Europe, which began in September 2011.

Gross profit was $25.9 million in the third quarter of 2013, which represents a gross margin of 78%. This compares with gross margin of 76% in the third quarter of 2012. Gross profit was $73.4 million for the nine months ended September 30, 2013, representing a gross margin of 76%. This compares with gross margin of 76% for the nine months ended September 30, 2012. The increase in gross margin for the three months ended September 30, 2013 was primarily the result of favorable distribution and product mix.

Total operating expenses were $28.1 million in the third quarter of 2013, compared to $27.2 million in the third quarter of 2012. Total operating expenses for the nine months ended September 30, 2013 were $82.7 million, compared with $74.8 million for the nine months ended September 30, 2012. Total operating expenses for the three and nine months ended September 30, 2013 included research and development costs of $1.9 million related to the Company’s exclusive license agreement for the Nellix® polymer and an exclusive technology patent license for expected future use. Total operating expenses for the three and nine months ended September 30, 2012 include a $5.0 million charge related to the Company's previously announced settlement agreement with Cook Incorporated.

Marketing and sales expenses were $15.2 million in the third quarter of 2013, an increase from $12.7 million in the prior year period. For the nine months ended September 30, 2013, marketing and sales expenses were $47.2 million, an increase from $38.9 million in the prior year period. These increases were driven by the increase in variable compensation associated with higher revenue, and the costs associated with the continued expansion of the Company's direct sales force and clinical personnel worldwide.

Research and development expenses were $5.2 million in the third quarter of 2013, an increase from $3.1 million in the prior year period. For the nine months ended September 30, 2013, research and development expenses were $12.5 million, an increase from $11.9 million in the prior year period. Research and development expenses for the three and nine months ended September 30, 2013 were primarily related to continued product development, testing, and enhancements to the Company's endovascular products.

Clinical and regulatory affairs expenses were $2.0 million in the third quarter of 2013, an increase from $1.5 million in the prior year period. For the nine months ended September 30, 2013, clinical and regulatory affairs expenses were $6.6 million, an increase from $4.7 million in the prior year period. These increases were primarily driven follow-up costs associated with Ventana and Nellix studies, and regulatory costs for CE and FDA submissions.

General and administrative expenses were $5.8 million in the third quarter of 2013, an increase from $4.9 million in the prior year period. For the nine months ended September 30, 2013, general and administrative expenses were $16.4 million, an increase from $13.8 million in the prior year period. These increases were driven primarily by the Company's expanding European operations, the new federal Medical Device Excise Tax, and infrastructure expenses to support the Company’s rapid business growth.

Endologix reported a net loss for the third quarter of 2013 of $9.0 million, or $(0.14) per share, compared with a net loss of $5.9 million, or $(0.10) per share, for the third quarter of 2012. The third quarter 2013 net loss includes non-cash other expense of $7.6 million, or $(0.12) per share, which reflects the increase in fair value of the contingent consideration (solely payable in the form of Endologix common stock) related to the Nellix acquisition. Endologix reported Adjusted Net Income (non-GAAP and defined below) for the third quarter of 2013 of $0.5 million, or $0.01 per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the third quarter of 2012 of $1.8 million, or $(0.03) per share.

For the nine months ended September 30, 2013, Endologix reported a net loss of $12.7 million, or $(0.20) per share, compared to a net loss of $29.3 million, or $(0.49) per share, for the nine months ended September 30, 2012. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2013 of $5.6 million, or $(0.09) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2012 of $10.1 million, or $(0.17) per share.

Total cash and cash equivalents were $49.5 million as of September 30, 2013, compared to $45.1 million as of December 31, 2012.

Shelley Thunen, Endologix Chief Financial Officer, commented, “We had strong cash flow in the third quarter, driven primarily by the timing of collections. While we expect to remain cash flow positive for the year, we expect to use cash in the fourth quarter as a result of working capital expansion and planned investments to support the continued growth of our business.”

Financial Guidance

Based on the third quarter 2013 results, Endologix is refining its full year 2013 financial guidance. Endologix anticipates 2013 revenue to be in the range of $131 million to $133 million, representing growth of 24% to 25% from 2012. Endologix anticipates a 2013 Adjusted Net Loss Per Share, non-GAAP and defined below, that excludes the fair value adjustment to the Nellix contingent consideration liability and business development expenses, of $(0.14) to $(0.18) per share. Endologix anticipates a 2013 GAAP Loss Per Share of $(0.25) to $(0.29) per share, inclusive of $(0.11) per share of expenses related to the fair value adjustments to the Nellix contingent consideration and business development expenses. Endologix anticipates Adjusted EBITDA (non-GAAP and defined below) of $(0.02) to $0.02 per share, and anticipates generating positive cash flows from operations in 2013.

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-201-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 10000551. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU, but is not approved in the United States for either investigational use or commercial sale. The Ventana™ Fenestrated System is an investigational device in the United States, however the Company has temporarily suspended the U.S. IDE study patient enrollment.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to product launch activities, progress of clinical trials, market acceptance of our products, regulatory processes, 2013 financial guidance, and product development, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, Endologix's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2012, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance; (ii) providing enhanced measures of progress towards generating positive cash flows from operations; and (iii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix); (ii) legal settlement costs; (iii) contract termination and business acquisition expenses; and (iv) business development expenses, including licensing costs related to research and development activities.

In the three and nine months ended September 30, 2013, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix), and (ii) business development costs related to the Company's license agreement for the Nellix® polymer and an exclusive technology patent license for expected future use.

In the three months ended September 30, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix); and (ii) legal settlement costs with Cook Incorporated.

In the nine months ended September 30, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix); (ii) legal settlement costs with Cook Incorporated; (iii) business development investments related to the acquisition of the Company's distribution partner in Italy, and (iv) business development costs related to the Company's license agreement for the Nellix® polymer.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) legal settlement costs; (iii) contract termination fees; (iv) the effects of business development transactions and business acquisitions; and (v) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus interest expense, income tax expense, depreciation and amortization expense and stock-based compensation expense.

(4) "Adjusted EBITDA per Share" is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$33,260	$26,696	$97,008	$76,725
Cost of goods sold	7,362	6,444	23,578	18,148
Gross profit	25,898	20,252	73,430	58,577
Operating expenses:
Research and development	5,160	3,076	12,501	11,886
Clinical and regulatory affairs	2,005	1,462	6,558	4,727
Marketing and sales	15,191	12,705	47,235	38,923
General and administrative	5,760	4,942	16,364	13,813
Contract termination and business acquisition expenses	—	—	—	422
Settlement costs	—	5,000	—	5,000
Total operating expenses	28,116	27,185	82,658	74,771
Loss from operations	(2,218)	(6,933)	(9,228)	(16,194)
Other income (expense):
Interest income	13	34	33	24
Interest expense	(7)	—	(10)	(3)
Other income (expense), net	994	(101)	2,117	(86)
Change in fair value of contingent consideration related to acquisition	(7,600)	990	(5,200)	(12,700)
Total other income (expense)	(6,600)	923	(3,060)	(12,765)
Net loss before income tax expense	$(8,818)	$(6,010)	$(12,288)	$(28,959)
Income tax (expense) benefit	(172)	153	(367)	(297)
Net loss	$(8,990)	$(5,857)	$(12,655)	$(29,256)
Other comprehensive loss (foreign currency translation)	$(477)	$(139)	$(334)	$(32)
Comprehensive loss	$(9,467)	$(5,996)	$(12,989)	$(29,288)

Basic and diluted net loss per share	$(0.14)	$(0.10)	$(0.20)	$(0.49)
Shares used in computing basic and diluted net loss per share	62,730	61,327	62,407	59,224

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Loss to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share:
Net loss	$(8,990)	$(5,857)	$(12,655)	$(29,256)
Change in fair value of contingent consideration related to acquisition	7,600	(990)	5,200	12,700
Settlement costs	$—	$5,000	$—	$5,000
Contract termination and business acquisition expenses	$—	$—	$—	$422
Business development	$1,852	$—	$1,852	$1,000
(1) Adjusted Net Income (Loss)	$462	$(1,847)	$(5,603)	$(10,134)
(2) Adjusted Net Income (Loss) per Share	$0.01	$(0.03)	$(0.09)	$(0.17)

Adjusted Net Income (Loss) to Adjusted EBITDA:
Adjusted Net Income (Loss)	$462	$(1,847)	$(5,603)	$(10,134)
Interest expense	7	—	10	3
Income tax expense (benefit)	172	(153)	367	297
Depreciation and amortization	552	388	1,787	1,651
Stock-based compensation	1,719	1,165	6,046	3,522
Foreign currency remeasurement (gain) loss	(1,019)	125	(775)	78
(3) Adjusted EBITDA	$1,893	$(322)	$1,832	$(4,583)
(4) Adjusted EBITDA per Share	$0.03	$(0.01)	$0.03	$(0.08)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$49,486	$45,118
Accounts receivable, net allowance for doubtful accounts of $416 and $472, respectively.	23,568	22,600
Other receivables	312	320
Inventories	18,004	18,087
Prepaid expenses and other current assets	2,024	1,442
Total current assets	93,394	87,567
Property and equipment, net	5,037	4,984
Goodwill	29,067	29,022
Intangibles, net	43,162	43,356
Deposits and other assets	222	174
Total assets	$170,882	$165,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,144	$6,348
Accrued payroll	10,176	7,825
Accrued expenses and other current liabilities	3,658	3,021
Total current liabilities	18,978	17,194
Deferred income taxes	1,035	1,035
Other liabilities	170	—
Contingently issuable common stock	57,600	52,400
Total liabilities	77,783	70,629
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized. 63,420,674 and 63,068,463 shares issued, respectively. 63,420,674 and 62,573,763 shares outstanding, respectively.	63	63
Additional paid-in capital	306,291	295,338
Accumulated deficit	(212,669)	(200,014)
Treasury stock, at cost, 0 and 494,700 shares, respectively.	—	(661)
Accumulated other comprehensive loss	(586)	(252)
Total stockholders’ equity	93,099	94,474
Total liabilities and stockholders’ equity	$170,882	$165,103